UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013

ONCOTHYREON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2013, the Board of Directors (the “Board”) of Oncothyreon Inc. (the “Company”) appointed Ted W. Love, M.D., to the Board as a Class III director, effective September 5, 2013. At the time of this filing, the Board has not made a final determination regarding the committees of the Board, if any, to which Dr. Love will be appointed.

There is no arrangement or understanding with any person pursuant to which Dr. Love was appointed as a member of the Board. There are also no family relationships between Dr. Love and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In accordance with the Company’s existing compensation policy with respect to annual cash fees for non-employee directors, Dr. Love will receive an annual cash fee of $50,000, which will be prorated during 2013. In addition, the Board granted Dr. Love a restricted share unit award equal to the greater of (i) 7,500 restricted share units and (ii) $30,000 divided by the closing price of the Company’s common stock on The NASDAQ Global Market on the date of grant, which is September 5, 2013, pursuant to the terms of the Company’s Amended and Restated Restricted Share Unit Plan. The restricted stock units will vest on the second anniversary of the date of grant. The Company also entered into its standard form of indemnification agreement with Dr. Love. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-4 (File No. 333-145995), originally filed with the Securities and Exchange Commission on September 12, 2007, as subsequently amended.

A copy of the press release announcing Dr. Love’s appointment to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Oncothyreon Inc. dated September 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Robert L. Kirkman
Robert L. Kirkman
President & Chief Executive Officer

Date: September 6, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Oncothyreon Inc. dated September 6, 2013.

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